                                                               KMART CORPORATION
--------------------------------------------------------------------------------
                                                   NOTICE OF 1999 ANNUAL MEETING
                                                                 OF STOCKHOLDERS
                                                             AND PROXY STATEMENT

                                                                  April 12, 1999

Dear Kmart Stockholder:

     It is my pleasure to invite you to join the Board of Directors and management of Kmart Corporation at the Detroit Opera House located at 1526 Broadway, Detroit, Michigan for the Annual Meeting of Stockholders on Tuesday, May 18, 1999 at 10:00 a.m.

     The Notice of Meeting, Proxy Statement and Proxy Card accompanying this letter describe in detail the matters to be acted upon at the meeting.

     Stockholder parking will be made available at no charge at parking structures in the vicinity of the Detroit Opera House. Directions to the Annual Meeting, as well as your admission ticket to the Meeting and parking voucher, are on the back cover of this Proxy Statement. Stockholders will need to present the parking voucher to obtain parking at no charge and the admission ticket to obtain admission to the Annual Meeting. If you plan to attend the Meeting, please check the appropriate box on the Proxy Card.

     For those stockholders of record with an e-mail account and access to the Internet, we encourage you to access http://www.eproxyvote.com/km to vote your shares via the Internet, and to access http://www.econsent.com/km to elect to receive future annual reports, proxy and other materials via the Internet. For stockholders who own their shares through a broker or other institution, check with your broker to see if you will be able to vote and receive future materials via the Internet. This electronic means of communication is quick and convenient and can result in substantial savings to your Company in terms of printing and distribution costs.

     It is important that your shares be represented at the Meeting regardless of the number that you may hold. Whether or not you plan to attend the Meeting, please vote your shares by returning the attached Proxy Card or voting by telephone or over the Internet as soon as possible. (See page 2 of this Proxy Statement or the attached Proxy Card for instructions on voting by telephone or Internet.) This will not prevent you from voting your shares in person at the Meeting before voting closes, if you wish to do so.

     We hope that you will be able to attend the Meeting and look forward to seeing you on May 18.

                                          Sincerely,

                                          FLOYD HALL
                                          Floyd Hall
                                          Chairman of the Board, President
                                          and Chief Executive Officer

                               KMART CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 1999

TO THE STOCKHOLDERS OF
KMART CORPORATION

     The 1999 Annual Meeting of Stockholders of Kmart Corporation will be held at the Detroit Opera House, 1526 Broadway, Detroit, Michigan on Tuesday, May 18, 1999, beginning at 10 a.m. local time, for the following purposes:

          1. To elect five Class I directors for a term expiring in 2002 as set forth in the accompanying Proxy Statement.

          2. To re-affirm the performance goals under the Annual Incentive Bonus Plan.

          3. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the 1999 fiscal year.

          4. To act upon two stockholder proposals, if presented at the meeting, as set forth in the accompanying Proxy Statement, concerning the policy on stock option pricing and the elimination of the classified Board of Directors.

          5. To transact such other business as may properly come before the Meeting or any adjournment of the Meeting.

     Stockholders of record of Kmart Common Stock at the close of business on March 19, 1999 are entitled to notice of and to vote at the Meeting or any adjournment of the Meeting.

                                          By order of the Board of Directors
                                          NANCIE LADUKE
                                          Nancie W. LaDuke
                                          Vice President and Secretary

Troy, Michigan
April 12, 1999

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
About the Meeting...........................................           1
  What is the purpose of the Annual Meeting?................           1
  Who is entitled to vote?..................................           1
  What constitutes a quorum?................................           1
  How do I vote?............................................           1
  Can I vote by telephone or the Internet?..................           2
  Can I elect to receive future proxy and other materials
     over the Internet?.....................................           2
  Can I change my vote after I submit my proxy?.............           2
  Will my vote be kept confidential?........................           2
  How do I vote my shares held in the Stock Purchase and
     Dividend Reinvestment Plan or in a Kmart employee stock
     plan?..................................................           2
  What are the Board's recommendations?.....................           3
  What vote is required to approve each item?...............           3
Stock Ownership.............................................           4
  Who are the largest owners of the Company's Common
     Stock?.................................................           4
  How much Common Stock do the Company's directors and
     executive officers own?................................           5
  Section 16(a) Filings/Legal Proceedings/Management
     Transactions...........................................           6
Proposal 1 -- Election of Directors.........................           6
  Directors standing for election for terms expiring in
     2002...................................................           6
  Directors continuing in office............................           7
  How are directors compensated?............................           9
  How often did the Board meet during fiscal 1998?..........           9
  What are the standing Committees of the Board?............           9
  Board Committee Membership................................          10
  What are the functions of the standing Board
     Committees?............................................          10
Executive Compensation......................................          11
  Compensation and Incentives Committee Report on Executive
     Compensation...........................................          11
  What is the Company's philosophy of executive
     compensation?..........................................          11
  How were the Company's executive officers compensated in
     fiscal 1998?...........................................          12
  Base Salary...............................................          12
  Annual Incentive Bonus....................................          12
  Stock Purchases, Stock Options and Restricted Shares......          12
  How was the Company's CEO compensated in fiscal 1998?.....          13
  Executive Compensation Summary Table......................          14
  Option Grants in Fiscal Year 1998.........................          15
  Option Exercises and Values for Fiscal Year 1998..........          16
  Pension Plans.............................................          16
  Employment and Severance Arrangements.....................          16
Stock Performance Graphs....................................          18
  Comparison of Cumulative Total Return/January 1994 to
     January 1999...........................................          18
  Comparison of Cumulative Total Return/1, 3 and 5 Year
     Periods Ending January 31, 1999........................          18
Proposal 2 -- Reaffirmation of Performance Goals under
  Annual Incentive Bonus Plan...............................          19
Proposal 3 -- Ratification of Appointment of Independent
  Accountants...............................................          19
Proposals 4 and 5 -- Stockholder Proposals..................          20
Corporate Governance........................................          23
  Guidelines on Significant Corporate Governance Issues.....          23
  Selection and Composition of the Board....................          23
  Board Leadership..........................................          24
  Board Relationship to Senior Management...................          25
  Meeting Procedures........................................          26
  Committee Matters.........................................          26
  Leadership Development....................................          27
Other Business/Future Stockholder Proposals.................          27
Admission Ticket/Parking Voucher............................  Back Cover

                               KMART CORPORATION
                           3100 WEST BIG BEAVER ROAD
                              TROY, MICHIGAN 48084

                                PROXY STATEMENT

                         ------------------------------

     This Proxy Statement contains information related to the Annual Meeting of Stockholders of Kmart Corporation, a Michigan corporation, to be held on Tuesday, May 18, 1999, beginning at 10:00 a.m. local time, at the Detroit Opera House, 1526 Broadway, Detroit, Michigan, and at any adjournment of the Meeting. The Proxy Statement and accompanying Proxy Card are first being mailed to stockholders on or about April 12, 1999.

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

     At the Company's Annual Meeting, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the election of directors, the re-affirmation of the performance goals under the Annual Incentive Bonus Plan, the ratification of the Company's independent accountants and consideration of two proposals submitted by stockholders. In addition, the Company's management will report on the performance of the Company during fiscal 1998 and respond to questions from stockholders.

WHO IS ENTITLED TO VOTE?

     Only stockholders of record of the Company's Common Stock, par value $1.00, at the close of business on the record date, March 19, 1999, are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on that date at the Meeting or any adjournment of the Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon.

WHAT CONSTITUTES A QUORUM?

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting the Meeting to conduct its business. As of the record date, 494,087,094 shares of Common Stock of the Company were outstanding. Proxies received but marked abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Meeting for purposes of a quorum but will be disregarded in tabulating the vote on the election of directors and the other proposals.

HOW DO I VOTE?

     If you are a registered stockholder (that is, if you hold your stock in your own name), and you complete and properly sign the accompanying Proxy Card and return it to the Company's stock transfer agent, BankBoston, N.A., or vote via telephone or Internet as set forth in this Proxy Statement and on the Proxy Card, it will be voted as you direct. If you attend the Meeting, you may deliver your completed Proxy Card in person.

     If your shares are held in "street name" and you complete and properly sign the Proxy Card provided to you by your broker or other nominee, or vote via telephone or internet as permitted by your broker or nominee, the broker or nominee is required to vote your shares as you direct.

CAN I VOTE BY TELEPHONE OR THE INTERNET?

     If you are a registered stockholder (that is, if you hold your stock in your own name), you may vote by telephone or the Internet as follows:

     By telephone:  If you have a touch-tone phone, call 1-877-PRX-VOTE
                    (1-877-779-8683) toll free. You will be asked to enter the 14-digit Control Number located on your Proxy Card. Then follow the instructions.

     By Internet:   If you have an email account and Internet access, point your browser to http://www.eproxyvote.com/km . You will be asked to enter the 14-digit Control Number on your Proxy Card.
                    Then follow the instructions.

     If your shares are held in "street name," you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or the Internet.

     This proxy statement and the 1998 annual report are also available over the Internet at: http://www.kmart.com/d about/financials/index.htm .

CAN I ELECT TO RECEIVE FUTURE PROXY AND OTHER MATERIALS OVER THE INTERNET?

     You may elect to receive future proxy and other materials over the Internet if you have an e-mail account and access to the Internet. Simply access http://www.econsent.com/km and then follow the instructions. Your consent will remain in effect unless it is withdrawn by contacting the Stock Transfer Agent at: 1-800-336-6981; P.O. Box 8038, Boston, MA 02266-8038 or
http://www.equiserve.com.

CAN I CHANGE MY VOTE AFTER I SUBMIT MY PROXY?

     Yes. Even after you have submitted your proxy, you may change your vote at any time prior to the close of voting at the Meeting by filing with the Secretary of the Company a notice of revocation or by submitting a duly executed proxy bearing a later date or by voting by telephone or over the Internet on a later date.

WILL MY VOTE BE KEPT CONFIDENTIAL?

     The Company has adopted a policy providing for confidential voting. Stockholder votes will be tabulated by BankBoston, N.A. and, subject to certain limited exceptions including a contested proxy solicitation, how a particular stockholder votes will not be disclosed to the Company prior to the final tabulation of the vote.

HOW DO I VOTE MY SHARES HELD IN THE STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN OR IN A KMART EMPLOYEE STOCK PLAN?

     If a stockholder is a participant in the Kmart Stock Purchase and Dividend Reinvestment Plan (the Stock Purchase Plan), the proxy card will represent the number of full shares of Common Stock in the participant's Stock Purchase Plan account on the record date (as well as shares registered in the participant's name or held in a Kmart employee stock plan). If the proxy card is not signed and returned (or the shares are not voted electronically), the Stock Purchase Plan shares and the registered shares will not be voted.

     If a stockholder is a participant in the Kmart Retirement Savings Plan or Deferred Compensation and Restoration Plan (the Plan(s)), the proxy card will represent the number of full shares of Common Stock in the employee's Plan account(s) on the record date (as well as shares registered in the participant's name or held in the Stock Purchase Plan). The proxy card will serve as voting instructions to the trustees of the Plans. If the proxy card is not signed and returned (or the shares are not voted electronically), the Plan shares will be voted by each Plan trustee in the same proportion that it votes Plan shares for which it did receive timely voting instructions from other Plan participants.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     Unless you give other instructions on your Proxy Card or via your electronic vote, the persons named as proxy holders on the Proxy will vote in accordance with the recommendations of the Board of Directors. The Board's recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

          - for election of the nominated slate of directors (see page 6)

          - for re-affirmation of the performance goals under the Annual Incentive Bonus Plan (page 19)

          - for ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants (see page 19)

          - against approval of each of the stockholder proposals (see pages 20-23)

     With respect to any other matter that properly comes before the Meeting, the proxy holders will vote in accordance with their judgment on such matter.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

          - ELECTION OF DIRECTORS. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director(s) indicated, but will be counted for purposes of determining whether there is a quorum.

          - ELIMINATION OF PROVISIONS CLASSIFYING BOARD. The affirmative vote of the holders of 58% of the outstanding shares entitled to vote is required to approve the proposed amendment of the Company's Articles of Incorporation to eliminate the classified board. A properly executed proxy marked "Abstain" with respect to the proposal will have the same effect as a vote against the proposal.

          - OTHER PROPOSALS. For each other proposal, the affirmative vote of a majority of the votes cast by stockholders represented in person or by proxy and entitled to vote on the proposal is required for approval. A properly executed proxy marked "Abstain" with respect to any such proposal will not be voted and will not be counted in determining the shares necessary for approval.

     If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters, will not be counted in determining the number of shares necessary for approval and, with respect to the proposal relating to the elimination of the classified board, will have the same effect as a vote against the proposal.

                                STOCK OWNERSHIP

WHO ARE THE LARGEST OWNERS OF THE COMPANY'S COMMON STOCK?

     The following table sets forth certain information concerning persons which, to the knowledge of the Company, own more than 5% of the outstanding Common Stock.

                                                                                     PERCENT OF
                                                                                 COMMON STOCK AS OF
                      NAME AND ADDRESS                            SHARES         DECEMBER 31, 1998
                      ----------------                            ------         ------------------
Barrow, Hanley, MeWhinney & Strauss, Inc....................    56,008,178             11.39%
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, Texas 75204-2429(1)
Vanguard/Windsor Funds, Inc. -- Windsor II Fund.............    38,159,100              7.76%
  Post Office Box 2600
  Valley Forge, Pennsylvania 19482-2600(2)
Putnam Investments, Inc.....................................    33,505,698              6.80%
  One Post Office Square
  Boston, Massachusetts 02109(3)
Dodge & Cox.................................................    28,946,460              5.89%
  One Sansome Street, 35th Floor
  San Francisco, California 94104(4)

-------------------------
(1) Information obtained from Schedule 13G as of December 31, 1998 filed with the Securities and Exchange Commission ("SEC") by Barrow, Hanley, MeWhinney & Strauss, Inc. ("BHMS"). BHMS is a registered investment advisor which has the sole power to dispose or to direct the disposition of all of the above shares and has the sole power to vote or to direct the voting of 11,526,238 of the above shares and the shared power to vote or to direct the voting of 44,481,940 of the shares.

(2) Information obtained from Schedule 13G as of December 31, 1998 filed with the SEC by Vanguard/Windsor Funds, Inc. -- Windsor II Fund, which is a registered investment company with the sole power to dispose or to direct the disposition and to vote or to direct the voting of the above shares.

(3) Information obtained from Schedule 13G as of December 31, 1998 filed with the SEC by Putnam Investments, Inc., Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc. Putnam Investments, Inc., a subsidiary of Marsh & McLennan Companies, Inc., wholly owns two registered investment advisors, Putnam Investment Management, Inc., which is the investment advisor to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc., which is the investment advisor to Putnam's institutional clients. Putnam Investments, Inc. has the shared power to dispose or to direct the disposition of 33,505,698 of the above shares and the shared power to vote or to direct the voting of 860,590 of the shares. Putnam Investment Management, Inc. has the shared power to dispose or to direct the disposition of 32,536,155 of the shares. The Putnam Advisory Company, Inc. has the shared power to dispose or to direct the disposition of 969,543 of the shares and the shared power to vote or to direct the voting of 860,590 of the shares.

(4) Information obtained from Schedule 13G as of December 31, 1998 filed with the SEC by Dodge & Cox. Dodge & Cox is a registered investment advisor which has the sole power to dispose or to direct the disposition of all of the above shares, has the sole power to vote or to direct the voting of 26,056,810 of the shares and has the shared power to vote or to direct the voting of 375,100 of the shares.

HOW MUCH COMMON STOCK DO THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS OWN?

     The following table shows the Common Stock ownership of the Company's directors, the named executive officers and all of the directors and executive officers of the Company as a group, in each case as of March 1, 1999.

                                                                               PERCENT OF
                            NAME                                  SHARES      COMMON STOCK
                            ----                                  ------      ------------
James B. Adamson(1)(2)......................................        19,992           *
Lilyan H. Affinito(1)(2)....................................        36,610           *
Lawrence L. Anderson(2).....................................       123,068           *
Stephen F. Bollenbach(1)(2).................................        29,553           *
Joseph A. Califano, Jr.(1)(2)(3)............................        23,198           *
Richard G. Cline(1)(2)(4)...................................        40,369           *
Warren F. Cooper(2).........................................       277,115           *
Willie D. Davis(2)(4).......................................        15,689           *
Joseph P. Flannery(1)(2)....................................        23,574           *
Andrew A. Giancamilli(2)(3).................................       484,965           *
Floyd Hall(2)...............................................     6,424,590        1.30%
Donald W. Keeble(2).........................................       519,514          --
Robert D. Kennedy(1)(2)(3)..................................        29,667           *
J. Richard Munro(1)(2)......................................        25,578           *
Robin B. Smith(1)(2)(4).....................................        16,107           *
William P. Weber(1)(2)......................................        29,992           *
James O. Welch(1)(2)(4)(5)..................................       227,048           *
Directors and executive officers as a group (59
persons)(1)-(5).............................................    11,476,020        2.32%

* Except as noted, each director and executive officer owned less than 1% of the outstanding shares of Common Stock.

-------------------------
(1) Includes restricted Common Stock units accrued under the Directors Stock Plan as follows: Mr. Adamson -- 5,669 units; Ms. Affinito -- 7,330 units; Mr. Bollenbach -- 5,449 units; Mr. Califano -- 6,108 units; Mr.
    Cline -- 7,524 units; Mr. Flannery -- 1,415 units; Mr. Kennedy -- 5,669 units; Mr. Munro -- 7,330 units; Ms. Smith -- 4,055 units; Mr.
    Weber -- 5,669 units; and Mr. Welch -- 6,108 units.

(2) Includes shares of Common Stock that can be acquired by exercise of stock options within 60 days of March 1, 1999 as follows: Mr. Adamson -- 5,000 shares; Ms. Affinito -- 5,000 shares; Mr. Anderson -- 90,001 shares; Mr. Bollenbach -- 5,000 shares; Mr. Califano -- 5,000 shares; Mr.
    Cline -- 10,000 shares; Mr. Cooper -- 171,667 shares; Mr. Davis -- 5,000 shares; Mr. Flannery -- 10,000 shares; Mr. Giancamilli -- 292,405 shares; Mr. Hall -- 5,121,129 shares; Mr. Keeble -- 374,734 shares; Mr.
    Kennedy -- 5,000 shares; Mr. Munro -- 5,000 shares; Ms. Smith -- 5,000 shares; Mr. Weber -- 5,000 shares; and Mr. Welch -- 5,000 shares.

(3) Includes shares of Common Stock that can be acquired by conversion of Kmart Financing I Trust Convertible Preferred Stock as follows: Mr.
    Califano -- 1,333 shares; Mr. Giancamilli -- 333 shares; Mr.
    Kennedy -- 3,333 shares; and all directors and executive officers as a group -- 11,152 shares.

(4) Mr. Cline may be deemed to share voting and investment power as to 66,700 shares of Common Stock owned by one or more of the Northern Institutional Funds of which he is a trustee. Mr. Davis may be deemed to share voting and investment power as to 2,505,000 shares of Common Stock owned by one or more of the Strong Funds of which he is a director. Ms. Smith may be deemed to share voting and investment power as to 6,468,457 shares of Common Stock owned by one or more of the Prudential Investments mutual funds of which she is a trustee. Mr. Welch may be deemed to share voting and investment power as to 46,311,167 shares of Common Stock owned by one or more of the Vanguard

    Group of Investment Companies of which he is a director. An executive officer of the Company may be deemed to share voting and investment power as to 1,733,339 shares of Common Stock owned by one or more of the MSDW Funds of which he is a trustee. If such additional shares were included, executive officers and directors as a group would be considered to beneficially own 57,084,663 shares of Common Stock, or 11.56% of the Common Stock outstanding as of March 1, 1999, including 0.0135% for Mr. Cline, 0.5073% for Mr. Davis, 1.31% for Ms. Smith, 9.3799% for Mr. Welch and 0.351% for the executive officer. Ms. Smith, Messrs. Cline, Davis and Welch and the executive officer each disclaim beneficial ownership of such shares.

(5) Includes 169,317 shares of Common Stock held by trusts of which Mr. Welch and/or his wife is a co-trustee and 1,870 shares owned by his wife.

SECTION 16(A) FILINGS/LEGAL PROCEEDINGS/TRANSACTIONS WITH MANAGEMENT

     Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, the Company believes that all of the Company's directors and executive officers complied during fiscal 1998 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 except a report was inadvertently not timely filed by Mr. Adamson in connection with a sale of Common Stock by his broker. Upon discovery, the oversight was corrected.

     Mr. Bozic, who joined the Company as Vice Chairman on December 1, 1998, was formerly Chairman of the Board, President and Chief Executive Officer of Levitz Furniture Inc., which filed a voluntary petition under Chapter 11 of the Federal Bankruptcy Code on September 5, 1997. Mr. Bozic resigned as an officer of Levitz on November 20, 1998; he remains a member of its Board of Directors.

     In 1996, the Company made an interest-free loan to Mr. Hall of $200,000 in connection with his acquisition of a Michigan residence. The loan is secured by a promissory note from Mr. Hall and is to be repaid to the Company, in the event of a sale of the residence, from the sale proceeds. The loan was outstanding throughout 1998.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's Articles of Incorporation and By-laws provide that the number of directors, as determined from time to time by the Board, shall be not less than seven nor more than twenty-one. The Board has fixed the number of directors at 13, as of May 18, 1999. The Articles and By-laws further provide that directors shall be divided into three classes (Class I, Class II and Class III) serving staggered three-year terms, with each class to be as nearly equal in number as possible.

DIRECTORS STANDING FOR ELECTION FOR TERMS EXPIRING IN 2002

     In accordance with the recommendation of its Nominating Committee, the Board has nominated James B. Adamson, Stephen F. Bollenbach, Floyd Hall, Robert
D. Kennedy and William P. Weber for election as Class I directors for a term expiring at the 2002 Annual Meeting and until their successors are elected and qualified. All of the nominees are presently directors of the Company whose terms expire at the 1999 Annual Meeting.

CLASS I DIRECTORS. The following Class I directors are standing for election.

JAMES B. ADAMSON, 51

Chairman and Chief Executive Officer, Advantica Restaurant Group (formerly Flagstar Corporation) (food services and restaurant franchises). Previously served as Chief Executive Officer, as Chief Operating Officer and as Retail President of Burger King Corporation. Has served as a director of Kmart Corporation since 1996.

STEPHEN F. BOLLENBACH, 56

President and Chief Executive Officer of Hilton Hotels Corporation. Previously served as Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company, as President and Chief Executive Officer of Host Marriott Corporation and as Chief Financial Officer of Marriott Corporation. Director of Hilton Hotels Corporation, Ladbroke Group PLC, Park Place Entertainment Corp., Spring Group PLC and Time Warner Inc. Has served as a director of Kmart Corporation since 1996.

FLOYD HALL, 60

Chairman of the Board, President and Chief Executive Officer. Previously served as Chairman and Chief Executive Officer of Alva Reproductions Inc. (museum reproductions), Glass Masters Inc. (stained glass products) and The Museum Co. (retail stores) and as Chairman of Lynx Technologies Inc. (telecommunications). Prior to that, served as Chairman and Chief Executive Officer of The Grand Union Company, of Target Stores and of B. Dalton Booksellers Inc. Director of Jundt Funds. Has served as a director of Kmart Corporation since 1995.

ROBERT D. KENNEDY, 66

Chairman and Chief Executive Officer, UCAR International Inc. (graphite and carbonelectrodes manufacturer). Previously served as Chairman and Chief Executive Officer of Union Carbide Corporation (chemicals and plastics manufacturer). Director of Lionore Mining International Ltd., Sun Oil Co., Union Carbide Corporation, Union Camp Corporation and UCAR International Inc. Has served as a director of Kmart Corporation since 1996.

WILLIAM P. WEBER, 58

Former Vice Chairman of Texas Instruments Incorporated (diversified electronics manufacturer). Previously served as Executive Vice President and as Components Sector President of Texas Instruments Incorporated. Director of Micron Technology, Inc. and Unigraphic Solutions Inc. Has served as a director of Kmart Corporation since 1996.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF MESSRS. ADAMSON, BOLLENBACH, HALL, KENNEDY AND WEBER AS CLASS I DIRECTORS.

DIRECTORS CONTINUING IN OFFICE

CLASS II DIRECTORS. The following Class II directors were elected at the Company's 1997 Annual Meeting for terms expiring at the 2000 Annual Meeting.

JOSEPH A. CALIFANO, JR., 67

Chairman and President, The National Center on Addiction and Substance Abuse at Columbia University, attorney, author and Adjunct Professor of Public Health, College of Physicians and Surgeons of Columbia University and Columbia University School of Public Health (health policy and management). Director of Authentic Fitness Corp., Automatic Data Processing, Inc., Health Plan Services, Inc. and Warnaco, Inc. Has served as a director of Kmart Corporation since 1990.

J. RICHARD MUNRO, 68

Chairman of the Board of Genentech, Inc. (bio-technology). Previously served as Chairman of the Executive Committee and as Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc. (entertainment and communications) and as Chairman of the Board and Chief Executive Officer of Time Inc. (communications). Director of Genentech, Inc., Kellogg Company, Mobil Corporation and Sensormatic Electronic Corp. Has served as a director of Kmart Corporation since 1990.

ROBIN B. SMITH, 59

Chairman and Chief Executive Officer of Publishers Clearing House (distribution of publications). Previously served as President and Chief Executive Officer of Publishers Clearing House. Director of BellSouth Corp., Springs Industries, Inc. and Texaco, Inc. Trustee of Prudential Investments mutual funds. Has served as a director of Kmart Corporation since 1996.

JAMES O. WELCH, JR., 67

Former Vice Chairman of RJR Nabisco, Inc. and Chairman of Nabisco Brands, Inc. Director of TECO Energy, Inc. and Vanguard Group of Investment Companies. Has served as a director of Kmart Corporation since 1995.

CLASS III DIRECTORS. The following Class III directors were elected at the Company's 1998 Annual Meeting for terms expiring at the 2001 Annual Meeting.

LILYAN H. AFFINITO, 67

Former Vice Chairman of the Board of Maxxam Group Inc. (forest products operations, real estate management and development and aluminum production). Director of Caterpillar, Inc., Jostens Inc. and Keyspan Energy. Has served as a director of Kmart Corporation since 1990.

RICHARD G. CLINE, 64

Chairman, Hussmann International, Inc. (refrigerated merchandising equipment and refrigeration systems). Also Chairman, Hawthorne Investors, Inc. (management advisory services and private investments). Previously served as Chairman and Chief Executive Officer and as Chairman, President and Chief Executive Officer of NICOR, Inc. (natural gas distribution and containerized shipping). Director of Hussmann International, Inc., Ryerson Tull, Inc. and Whitman Corporation. Trustee of Northern Institutional Funds. Has served as a director of Kmart Corporation since 1995.

WILLIE D. DAVIS, 64

President of All Pro Broadcasting, Inc. (radio stations). Director of Alliance Bank, Bassett Furniture Industries, Incorporated, The Dow Chemical Company, Johnson Controls, Inc., MGM Grand, Inc., Rally's Hamburgers, Inc., Sara Lee Corporation, Strong Funds and WICOR, Inc. Has served as a director of Kmart Corporation since 1986.

JOSEPH P. FLANNERY, 67

Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (investment management company). Director of Arvin Industries, Inc., Ingersoll Rand Company, Newmont Mining Corporation and The Scotts Company. Has served as a director of Kmart Corporation since 1985.

HOW ARE DIRECTORS COMPENSATED?

     Directors who are not employees of the Company or its subsidiaries receive an annual retainer of $50,000, with no additional amount payable for attending meetings. Fifty percent (and at the election of the director, up to 100%) of the annual retainer is paid in Common Stock in lieu of cash pursuant to the Directors Stock Plan. In addition, under the Directors Stock Plan, restricted stock units, which are distributed as shares of Common Stock upon termination of Board service, are accrued for a period of time equal to the director's Board service, but no more than ten years, in an amount equal to 50% of the annual retainer, plus, for Committee chairpersons, an amount equal to 10% of the annual retainer.

     Under the Company's Deferred Compensation Plan for Non-Employee Directors and the Directors Stock Plan, a director may elect to defer all or any portion of his or her compensation for services as a director which is payable in cash or Common Stock. Under these Plans, deferred cash amounts earn interest at a rate equivalent to the ten-year U.S. Treasury Note rate plus 5%, and deferred shares of Common Stock are credited with an amount equal to any dividends payable on such shares, which are converted on a quarterly basis to additional shares.

     In January 1999, all nonemployee directors were granted options to purchase 5,000 shares of Common Stock, and Messrs. Cline and Flannery were granted options for an additional 5,000 shares of Common Stock in consideration of their service as co-chairmen of a special Board Committee, under the 1997 Long-Term Equity Compensation Plan. The options vested immediately, have a term of ten years and two days and have an exercise price of $14.78 per share, the fair market value of the stock on the date of grant. In addition, Messrs. Cline and Flannery each received cash compensation of $20,000 for their services as co-chairmen of the special Board Committee.

     Effective January 1, 1996, benefits under the Company's Directors Retirement Plan were terminated with respect to new directors and the accrual of future benefits for existing directors was terminated. Non-employee directors who served on the Board prior to December 31, 1995 and who serve at least five years are entitled to benefits under the Plan. Upon retirement from the Board, such directors will receive an annual benefit equal to the annual retainer at the time of retirement for a period equal to the director's accrued years under the frozen Plan, not to exceed ten years. Ms. Affinito and Messrs. Califano, Davis, Flannery and Munro have vested benefits under the frozen Directors Retirement Plan.

     Directors who are employees of the Company or its subsidiaries do not receive the above compensation or benefits.

HOW OFTEN DID THE BOARD MEET DURING FISCAL 1998?

     The Board of Directors met nine times during fiscal 1998. Each director attended at least 88% of the Board and Committee meetings held while he or she served as a director or member of the Committee.

WHAT ARE THE STANDING COMMITTEES OF THE BOARD?

     The Board of Directors has the following standing Committees: Audit, Executive, Compensation and Incentives, Finance and Nominating. Except for the Executive Committee, the Committees are comprised solely of non-employee directors.

                           BOARD COMMITTEE MEMBERSHIP

                                                     COMPENSATION AND
                                          AUDIT         INCENTIVES       EXECUTIVE     FINANCE     NOMINATING
                NAME                    COMMITTEE       COMMITTEE        COMMITTEE    COMMITTEE    COMMITTEE
                ----                    ---------    ----------------    ---------    ---------    ----------
James B. Adamson....................        x
Lilyan H. Affinito..................        *                                x                         x
Stephen F. Bollenbach...............                                                      x
Joseph A. Califano, Jr..............                                                      x
Richard G. Cline....................                        *                x                         x
Willie D. Davis.....................                        x
Joseph P. Flannery..................                                         x            *            x
Floyd Hall..........................                                         *
Robert D. Kennedy...................                                                      x
J. Richard Munro....................                        x                x                         *
Robin B. Smith......................        x
William P. Weber....................        x
James O. Welch, Jr..................                        x

-------------------------
x Member

* Chairperson

WHAT ARE THE FUNCTIONS OF THE STANDING BOARD COMMITTEES?

     Audit Committee. Recommends to the Board the selection of independent accountants; approves the nature and scope of services performed by the independent accountants and reviews the range of fees for such services; confers with the independent accountants and reviews results of their audits and key accounting and/or reporting matters, including Year 2000 matters; reviews the Company's internal audit, accounting and financial controls; and provides assistance to the Board with respect to corporate and reporting practices of the Company. In fiscal 1998, the Audit Committee met five times.

     Compensation and Incentives Committee. Determines the nature and amount of compensation of the executive officers of the Company and its subsidiaries; and administers the Company's Annual Incentive Bonus Plan, Deferred Compensation and Restoration Plan, Non-Employee Directors Deferred Compensation Plan and executive and non-employee director stock plans. The Committee is assisted as needed by an independent compensation consultant which reports directly to the Committee. In fiscal 1998, the Compensation and Incentives Committee met six times.

     Executive Committee. Exercises the power and authority of the Board as may be necessary during the intervals between meetings of the Board, subject to such limitations as are provided by law or by resolution of the Board. In fiscal 1998, the Executive Committee met one time.

     Finance Committee. Reviews and oversees corporate operating and financial policies, procedures and plans; makes recommendations to the Board on dividend policy, corporate financing, the issuance and sale of Company securities and the investments of funds; and reviews and oversees the Employee Pension Plan and Pension Fund and the Retirement Savings Plan/Profit Sharing Program and Funds. In fiscal 1998, the Finance Committee met four times.

     Nominating Committee. Recommends to the Board nominees for election as directors. In performing this function, the Committee considers nominees recommended by stockholders. Such recommendations should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data and the written consent of the proposed nominee to serve, if elected. In addition, the By-laws of the Company establish certain procedures concerning stockholder nominations for election of directors. The By-laws generally require that notice of such nominations be delivered to the Secretary of the Company within the following specified time limits prior to the stockholders meeting at which the directors are to be elected: 90 days in advance of an annual meeting; and the tenth day following the date on which notice of a special meeting is first given to stockholders. Each notice of nomination is required to contain the name and address of the stockholder who intends to make the nomination; the name, age, business address and written consent of each nominee; and such other information as would be required to be disclosed with respect to the nominee in a proxy solicitation. In fiscal 1998, the Nominating Committee met four times.

                             EXECUTIVE COMPENSATION

COMPENSATION AND INCENTIVES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation and Incentives Committee of the Board of Directors. The Committee is comprised of four independent, non-employee directors.

WHAT IS THE COMPANY'S PHILOSOPHY OF EXECUTIVE COMPENSATION?

     The Company's 1998 Compensation Program for executives consisted of the following key elements:

        - Base salary

        - Performance-based annual incentive bonus

        - Restricted stock purchases at an effective 20% discount

        - Grants of stock options and restricted shares

     The primary goal of the program is to assure that the compensation provided to the Company's executives is tied to the Company's business strategies and objectives, thereby aligning the financial interests of senior executives with those of stockholders. Other objectives of the Company's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to obtain optimum performance for the Company, to link executive and stockholder interests through equity based plans and to provide compensation that recognizes individual contributions as well as overall business results.

     On a regular and recurring basis, the Committee conducts a review of the Company's executive compensation program, assisted as needed by an independent compensation consultant, in order that the Committee may assure that the Company's compensation program is properly integrated with both the Company's annual and longer term objectives and is competitive with compensation programs of other companies with which the Company must directly compete for executive talent.

     The Committee's policy with respect to each of the components of the Company's executive compensation program is discussed below. Through these programs, a significant portion of the Company's executive compensation is linked to performance and the alignment of executive interests with those of stockholders.

     The Committee has also adopted a policy that, while maintaining an appropriately competitive compensation program, it will endeavor to take the necessary steps so that all compensation paid to executive officers will be tax deductible to the Company under Section 162(m) of the Internal Revenue Code ("IRC").

HOW WERE THE COMPANY'S EXECUTIVE OFFICERS COMPENSATED IN FISCAL 1998?

Base Salary

     Base salaries for the Company's executive officers are based on a structure of graduated salary levels that are established by reference to several commercially available executive compensation surveys in which the Company and other major U.S. retailers participate. The range for each position consists of minimum, mid-point and maximum salary levels. Generally, the salary goals for executive officers were targeted at the median salary for comparable positions within the companies participating in the surveys (unless an employment agreement provided otherwise or as necessary to meet specific competitive offers). Any annual salary adjustment, within each applicable position/salary grade, is determined based on the performance of the individual (including the achievement of annual objectives). The retail companies included in the surveys represent a narrower group than the companies included in the Standard & Poor's Retail Stores Composite Index contained in the Company's stock performance graphs. The Committee believes that the means by which comparative salary levels are determined is appropriate since they enable the Company's executive salary structure to reflect the practices of other retailers that are comparable to the Company in size and complexity. The Committee intends periodically to assess the continued suitability of this approach and to modify it if appropriate.

Annual Incentive Bonus

     In 1998, executive officers had an opportunity to earn annual incentive bonuses based on performance against Company and business unit goals approved by the Committee (adjusted for certain one time charges), as well as individual goals approved and subsequently evaluated by the senior officer to whom the executive officer reported (and in the case of the CEO, by the Board of Directors).

     Participants in the bonus program were assigned threshold, target and maximum bonus levels, with funding depending on the level of achievement of the applicable goals. With respect to the goals based on Company and business unit results, funding of these bonus components ranged from zero if achievement was below the threshold level of 80% of goal, and increasing incrementally from 25% of the targeted bonus at 80% achievement of goal, to 100% of targeted bonus at 100% achievement of goal, to a maximum of 225% of the targeted bonus at achievement of 150% of goal or greater. The funding of the bonus component based on individual goals ranged from zero to 225% of targeted bonus depending on the evaluation of the executive officer's achievement of such goals.

     The 1998 targeted bonus opportunity for each executive officer was based on a percentage of annual base salary -- with the largest targeted bonus opportunity being granted to the CEO and the targeted bonus opportunity granted to other executive officers decreasing incrementally based on their position/salary grade. Generally, the on-plan incentive bonus for executive officers was targeted at the median bonus for comparable positions within the companies participating in the above described executive compensation surveys (unless an employment agreement provided otherwise or as necessary to meet specific competitive offers).

Stock Purchases, Stock Options and Restricted Shares

     The Company's long-term incentive compensation for executive officers and other key executives consisted of purchases of restricted shares under the Management Stock Purchase Plan, grants of stock options under the 1992 Stock Option and 1997 Long-Term Equity Compensation Plans and grants of restricted shares under the Performance Restricted Stock and 1997 Long-Term Equity Compensation Plans. All of these plans were approved by stockholders.

     The Committee has long believed that aligning management's interests with those of stockholders is an important element of the Company's executive compensation program and that encouraging increased levels of ownership in the Company's Common Stock is a key ingredient in achieving this goal. The Management Stock Purchase Plan provides for the use of any annual incentive bonus earned by executive officers and other executive participants under the Annual Incentive Bonus Plan, which was approved by stockholders, to be used to purchase shares of Common Stock at an effective 20% discount, with such shares to be restricted from sale or transfer for a period of three years. A participant may choose to use less than 100% of annual bonus to purchase such restricted shares, but in no event less than 20%.

     The Company's Stock Option Plans also enable executive officers and other key executives to develop and maintain a substantial stock ownership position in the Company's Common Stock, and create a direct link between executive compensation and stockholder return. Under the Stock Option Plans, options for Common Stock were granted in 1998 to more than 2,900 executives.

     Generally, the 1998 stock option grants for executive officers, other than the CEO, were developed using industry accepted stock option valuation and pricing models. Grants ranged from 50% to 125% of the applicable salary range midpoint depending on position and salary grade, and were targeted at the median grant levels for comparable positions at the companies participating in the above described executive compensation surveys (unless an employment agreement provided otherwise, a specific competitive offer was met or the Committee determined otherwise based on its own assessment of the situation).

     Stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant, will expire after ten years and will vest over a three year period at the rate of one-third of the shares per year.

     Under the Performance Restricted Stock and 1997 Long-Term Equity Compensation Plans, the Committee granted awards of Common Stock with a three year restricted period to seven key executive officers, including the named executive officers. These grants were made by the Committee based on its assessment that these individuals had made material contributions to the Company and that the grants would enhance the Company's ability to retain their services.

HOW WAS THE COMPANY'S CEO COMPENSATED IN FISCAL 1998?

     Mr. Hall's 1998 cash compensation included a base salary of $1,300,000 which approximated the median salary of the other CEOs of companies participating in the above described executive compensation surveys. Mr. Hall's bonus payout for 1998 was $1,379,000 as a result of the Company's attaining its 1998 financial goals and Mr. Hall's exceptional achievement with respect to his individual financial and personal performance objectives. In March 1998, the Committee also granted Mr. Hall stock options to purchase 313,385 shares of Common Stock and awarded him 100,000 shares of restricted Common Stock. These awards were made by the Committee based on its assessment that Mr. Hall had made, and continues to make, significant contributions to the Company. In addition, in September 1998, the Board of Directors granted Mr. Hall additional stock options to purchase 1,000,000 shares of Common Stock in connection with the extension of the term of Mr. Hall's employment agreement with the Company to April 2001. All of Mr. Hall's 1998 compensation was tax deductible by the Company under Code Section 162(m) or was deferred until such time as it will be tax deductible to the Company.

                                          Compensation and Incentives Committee

                                          R. G. Cline, Chairperson
                                          W. D. Davis
                                          J. R. Munro
                                          J. O. Welch, Jr.

     The Compensation and Incentives Committee Report and the performance graphs included elsewhere in this Proxy Statement shall not be deemed filed or incorporated by reference into any other filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates this information by reference.

EXECUTIVE COMPENSATION SUMMARY TABLE

     The following table sets forth information concerning total compensation paid to the Chief Executive Officer and the four other most highly compensated executive officers of the Company who served in such capacities as of January 27, 1999 (the "named executive officers") for services rendered to the Company during each of the last three fiscal years.

                                                                                       LONG-TERM COMPENSATION
                                       ANNUAL COMPENSATION                   -------------------------------------------
                       ---------------------------------------------------   NO. OF STOCK   RESTRICTED
      NAME AND                                              OTHER ANNUAL       OPTIONS        STOCK         ALL OTHER
 PRINCIPAL POSITION    YEAR        SALARY      BONUS(1)    COMPENSATION(2)    GRANTED(3)    AWARDS(4)    COMPENSATION(5)
 ------------------    ----        ------      --------    ---------------   ------------   ----------   ---------------
F. Hall..............  1998      $1,300,000   $1,379,000      $259,127        1,313,385     $1,628,000      $417,373
  Chairman of the      1997       1,200,000    1,815,600       262,544        1,000,000      2,729,250       235,240
  Board, President     1996       1,000,000    1,749,500       123,529          900,000      1,488,200        21,043
  and Chief Executive
  Officer
A. A. Giancamilli....  1998         650,000      523,400            --          150,000        814,000        41,466
  President and        1997         485,835      442,700            --          320,000      1,269,000        23,422
  General Merchandise  1996         315,000      261,300            --           90,000            -0-         7,924
  Manager, U. S.
  Kmart Stores
L. L. Anderson.......  1998         470,000      265,000       288,130           70,000        488,400        18,828
  Executive Vice       1997         214,686      200,000        88,013          200,000            -0-           831
  President and        1996             -0-          -0-           -0-              -0-            -0-           -0-
  President, Super
  Kmart
D. W. Keeble.........  1998         460,000      315,000            --           80,000        895,400        38,852
  Executive Vice       1997         432,000      378,000            --           70,000        606,500        32,002
  President, Store     1996         400,000      461,200            --          100,000            -0-        33,961
  Operations
W. F. Cooper.........  1998         405,000      300,000            --           75,000        732,600        34,657
  Executive Vice       1997         380,000      266,500            --           70,000        545,850        23,072
  President, Human     1996         316,667      419,100       131,944          100,000            -0-           490
  Resources and
  Administration

-------------------------
(1) A portion of each named executive officer's 1998 cash bonus was used to purchase restricted shares of Common Stock at an effective 20% discount pursuant to the Company's Management Stock Purchase Plan, as follows: Mr. Hall -- $689,500 of bonus was used; the value of the stock was $861,875. Mr. Giancamilli -- $104,680 of bonus was used; the value of the stock was $130,850. Mr. Anderson -- $53,000 of bonus was used; the value of the stock was $66,250. Mr. Keeble -- $63,000 of bonus was used; the value of the stock was $78,750. Mr. Cooper -- $60,000 of bonus was used; the value of the stock was $75,000. (Values are based on the market price of the stock as of the date of issue.)

(2) The dollar amounts under "Other Annual Compensation" include: Reimbursement of housing and living costs. Mr. Hall: 1998 -- $159,988 (including $48,683 in taxes in connection therewith); 1997 -- $153,763 (including $46,339 in taxes in connection therewith); 1996 -- $110,725 (including $32,649 in taxes in connection therewith). Non-business use of Company plane. Mr. Hall:
    1998 -- $80,087 (including $13,557 in taxes in connection therewith);
    1997 -- $97,251 (including $23,604 in taxes in connection therewith). Reimbursement of moving and temporary living expenses. Mr. Anderson:
    1998 -- $285,898 (including $122,537 in taxes in connection therewith);
    1997 -- $88,013 (including $40,486 in taxes in connection therewith); Mr.
    Cooper: 1996 -- $131,944 (including $37,660 in taxes in connection therewith). Except as noted, the cost to the Company for perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total payments reported in the Salary and Bonus columns and, therefore, is not included.

(3) These stock options were granted under the 1992 Stock Option Plan and the 1997 Long-Term Equity Compensation Plan.

(4) These amounts represent the value of the following grants of restricted shares of Common Stock issued under the Company's Long-Term Equity Compensation Plan or the Performance Restricted Stock Plan, as applicable (based on the market price of the stock as of the date of issue): Mr. Hall -- 100,000 shares; Mr. Giancamilli -- 50,000 shares; Mr. Anderson -- 30,000 shares; Mr. Keeble -- 55,000 shares; and Mr. Cooper -- 45,000 shares. As of January 27, 1999, the number and value of all restricted stock issued to the named executive officers were as follows: Mr. Hall -- 1,285,677/$20,570,832; Mr. Giancamilli -- 187,808/$3,004,728; Mr. Anderson -- 33,067/$529,072; Mr.
    Keeble -- 120,800/$1,932,800; and Mr. Cooper -- 102,436/$1,638,976.

(5) The dollar amounts under "All Other Compensation" include: Life insurance premiums. Mr. Hall: 1998 -- $10,495; 1997 -- $10,286; 1996 -- $9,410; Mr.
    Giancamilli: 1998 -- $911; 1997 -- $553; 1996 -- $442; Mr. Anderson:
    1998 -- $1,565; 1997 -- $831; Mr. Keeble: 1998 -- $1,471; 1997 -- $857;
    1996 -- $601; Mr. Cooper: 1998 -- $1,732; 1997 -- $886; 1996 -- $490.
    Employer contributions under Company's Supplemental Retirement Savings Plan and/or Deferred Compensation and Restoration Plan. Mr. Hall:
    1998 -- $138,374; 1997 -- $103,300; 1996 -- $1,842; Mr. Giancamilli:
    1998 -- $40,555; 1997 -- $22,869; 1996 -- $2,982; Mr. Anderson:
    1998 -- $17,263; Mr. Keeble: 1998 -- $37,381; 1997 -- $31,145;
    1996 -- $16,700; Mr. Cooper: 1998 -- $32,925; 1997 -- $22,186. Employer
    contributions under Company's Supplemental Pension Plan. Mr. Keeble:
    1996 -- $16,660. Interest on compensation mandatorily deferred so that it would be tax deductible to the Company under Code Section 162(m). Mr. Hall:
    1998 -- $268,504 (including $130,682 in above market interest);
    1997 -- $121,654 (including $56,802 in above market interest);
    1996 -- $9,791.

OPTION GRANTS IN FISCAL YEAR 1998

     The following table shows all grants of options to each of the named executive officers in fiscal 1998.

                                                       % OF TOTAL
                                                        OPTIONS
                                                        GRANTED
                                                           TO
                                     NUMBER OF         EMPLOYEES                                      HYPOTHETICAL
                                      OPTIONS          IN FISCAL     EXERCISE PRICE    EXPIRATION    VALUE AT GRANT
              NAME                   GRANTED              1998            (1)             DATE            (2)
              ----                   ---------         ----------    --------------    ----------    --------------
F. Hall..........................      313,385(3)(4)     18.43%          $16.28        3/18/08         $2,295,254
                                     1,000,000(4)(5)                      13.19        9/21/08          5,921,021
A. A. Giancamilli................      150,000(3)         2.11            16.28        3/18/08          1,098,611
L. L. Anderson...................       70,000(3)         0.98            16.28        3/18/08            512,685
D. W. Keeble.....................       80,000(3)         1.12            16.28        3/18/08            585,926
W. F. Cooper.....................       75,000(3)         1.05            16.28        3/18/08            549,305

-------------------------
(1) All options were granted at a price equal to 100% of the market value of the Common Stock on the date of grant (March 16, 1998 and September 21, 1998 for Mr. Hall and March 16, 1998 for Messrs. Giancamilli, Anderson, Keeble and Cooper). The exercise price may be paid in cash, already owned shares or a combination of both.

(2) This column represents the estimated present value of the options granted during fiscal 1998 on the date of grant using the Black-Scholes option pricing model based upon the following assumptions: an estimated time until exercise of 5 years; a 5-year stock price volatility rate of .418823 and .440884 for grants made on March 16, 1998 and September 21, 1998, respectively; a risk-free interest rate of 5.51% and 4.51% for grants made on March 16, 1998 and September 21, 1998, respectively; a dividend yield of 0.00%; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black Scholes model, which is based on arbitrary assumptions as to the variables of stock price volatility, future dividend yield and interest rate.

(3) Options will become exercisable in three equal annual installments commencing one year from date of grant.

(4) Mr. Hall was granted options under the 1997 Long-Term Equity Compensation Plan for 313,385 shares on March 16, 1998 in connection with the 1998 broad-based grant of stock options to key executives of the Company and was granted options under the 1997 Plan and the 1982 Stock Option Plan for

    1,000,000 shares on September 21, 1998 in connection with the extension of the term of his employment agreement with the Company to April 2001.

(5) Options will become exercisable on April 1, 2001, subject to the terms of the employment agreement between Mr. Hall and the Company.

OPTION EXERCISES AND VALUES FOR FISCAL YEAR 1998

     The table below sets forth the following information with respect to options exercised by each of the named executive officers in fiscal 1998 and the status of their options at January 27, 1999:

          - the number of shares of Common Stock acquired upon exercise of options during fiscal 1998;

          - the aggregate dollar value realized upon the exercise of such options;

          - the total number of exercisable and non-exercisable stock options held at January 27, 1999; and

          - the aggregate dollar value of in-the-money exercisable and non-exercisable options at January 27, 1999.

                          NUMBER OF                                                                VALUE OF UNEXERCISED
                           SHARES            VALUE             NUMBER OF UNEXERCISED               IN-THE-MONEY OPTIONS
                         ACQUIRED ON     REALIZED UPON           OPTIONS AT 1/27/99                     AT 1/27/99
        NAME              EXERCISE          EXERCISE         EXERCISABLE/NONEXERCISABLE         EXERCISABLE/NONEXERCISABLE
        ----             -----------     -------------       --------------------------         --------------------------
F. Hall..............         -0-               -0-         4,383,334         2,280,051       $15,726,169       $7,004,331
A. A. Giancamilli....         -0-               -0-           205,738           393,333         1,097,975          941,666
L. L. Anderson.......         -0-               -0-            66,667           203,333           302,002          603,998
D. W. Keeble.........       3,000            $4,020           291,401           159,999           998,422          453,828
W. F. Cooper.........         -0-               -0-            90,001           154,999           611,089          441,161

PENSION PLANS

     The accrual of benefits under the Company's tax-qualified Employee Pension Plan and Supplemental Pension Benefit Plan was frozen as of January 31, 1996. Therefore, service after January 31, 1996 is not recognized for benefit accumulation purposes, but is recognized for vesting purposes. The Company's Supplemental Pension Benefit Plan provides benefits to the extent that ERISA limits the pension to which an employee would otherwise be entitled under the Employee Pension Plan absent such limitation. Of the named executive officers, only Mr. Keeble is eligible to receive benefits under the Company's frozen Employee Pension and Supplemental Pension Benefit Plans. Mr. Keeble has 28 years of service under the Plans after age 21. His estimated accrued benefit under the combined Plans and under the "final average compensation formula" is $9,154 per month at age 65. This amount is based on the pension being paid during his lifetime and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or optional form of payment. The "final average compensation formula" is 1.50% of the average of the officer's best five compensation years prior to January 31, 1996 multiplied by years of service after age 21 and prior to January 31, 1996 up to 35 years minus 2% of the applicable Social Security benefit for each year of service up to 30 years.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     The Company has entered into employment or severance agreements with the named executive officers. Mr. Hall's agreement, which has a term ending April 1, 2001, provides for an annual salary of at least $1 million and an annual on-plan incentive bonus opportunity of at least $1 million based on the attainment of performance goals. If his employment is terminated by the Company other than for cause or disability or if he terminates for good reason, he will be entitled to receive monthly severance payments equal to his monthly base salary at the time of termination, plus 1/12th of the annual on-plan bonus for the year in which termination occurred (the "severance payments"). The severance payments will be made during a severance period equal to the term remaining of his employment agreement at the time of termination, but in no event for less than 12 months nor more than 36 months. If his employment is terminated without cause and within two years of a change in control of the Company, he would be entitled to receive a lump sum payment equal to the severance payments. The agreements entered into with the other named executive officers contain substantially similar severance provisions and provide that, if employment is terminated by the Company, other than for cause or disability, or if the executive officer terminates employment for good reason, he will be entitled to receive severance payments in monthly installments during a two year severance period following termination equal to his monthly base salary at the time of termination, plus 1/12th of the annual on-plan bonus targeted for the year in which termination occurred, which payments will be reduced by the amount of compensation received from other employment. In the event of termination for cause or disability, the executive officer would not receive any severance payments under the agreement.

     The Company estimates that if the employment of Messrs. Hall, Giancamilli, Anderson, Keeble and Cooper were terminated in 1999, and severance payments were due them under their severance agreements, the total payments due for the entire severance period (assuming no reduction for other employment) would be approximately $8,454,600.

STOCK PERFORMANCE GRAPHS

       COMPARISON OF CUMULATIVE TOTAL RETURN/JANUARY 1994 TO JANUARY 1999

                            TOTAL STOCKHOLDER RETURN

     Set forth below is a graph comparing the total returns (assuming dividend reinvestment) of the Company's Common Stock, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Retail Stores Composite Index for the 5-year period commencing January 31, 1994.

                                                                                  PERFORMANCE GRAPH

                                                       K MART CORP                S&P 500 INDEX             RETAIL COMPOSITE
                                                       -----------                -------------             ----------------
Jan-94                                                   100.00                      100.00                      100.00
Jan-95                                                    73.00                      102.00                       94.00
Jan-96                                                    33.00                      142.00                      102.00
Jan-97                                                    63.00                      176.00                      120.00
Jan-98                                                    62.00                      222.00                      178.00
Jan-99                                                    99.00                      295.00                      292.00

Assumes $100 invested on January 31, 1994 in the Company's Common Stock,
S&P 500 Composite Index and S&P
Retail Stores Composite Index and that any dividends are reinvested.

Company's Common Stock
S&P 500 Composite Index
S&P Retail Stores Composite Index

         COMPARISON OF CUMULATIVE TOTAL RETURN/1, 3 AND 5 YEAR PERIODS
                            ENDING JANUARY 31, 1999

                            TOTAL STOCKHOLDER RETURN

     Set forth below is a table comparing the total returns (assuming dividend reinvestment) of the Company's Common Stock, the S&P 500 Composite Index and the S&P Retail Stores Composite Index for the one year, three year and five year periods ending January 31, 1999. Beginning with sweeping changes in senior management in mid-1995, the Company has undertaken a major strategic re-direction based on initiatives commencing in the 1995-1996 time period and continuing to the present and affecting store operations, merchandising and the Company's financial structure. The following table is included, in addition to the five year performance stock graph, in order to illustrate the stock performance during the three year period commencing January 31, 1996 and during the last year, as compared to the above five year period.

 -------------------------------------------------------------------------------------------------------------
                                                   1 YEAR               3 YEAR               5 YEAR
 -------------------------------------------------------------------------------------------------------------
  Company's Common Stock                             60%                 199%                  0%
 -------------------------------------------------------------------------------------------------------------
  S&P 500 Composite Index                            32%                 112%                 196%
 -------------------------------------------------------------------------------------------------------------
  S&P Retail Stores Composite Index                  64%                 190%                 189%
 -------------------------------------------------------------------------------------------------------------

             PROPOSAL 2 -- REAFFIRMATION OF PERFORMANCE GOALS UNDER
                          ANNUAL INCENTIVE BONUS PLAN

     Under Section 162(m) of the Internal Revenue Code, the Company cannot deduct certain compensation in excess of $1 million paid to the named executive officers. However, certain performance-based compensation is not subject to this limitation if the material terms of such compensation, including the maximum amounts payable to any individual and the performance goals to be used, are approved by stockholders. The Code requires that stockholders re-affirm the performance goals and the maximum amount payable under the plan every five years.

     In 1994, the Board of Directors adopted, and the stockholders approved, the Annual Incentive Bonus Plan (the Bonus Plan) which satisfied the above requirements for deductibility of compensation paid under the Plan. The Bonus Plan provides that the performance goals must be expressed in terms of: (i) the Company's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels of the Company, the Subsidiaries, subdivisions thereof or any combination of the foregoing; (iii) expense reduction levels; (iv) implementation of critical projects or processes; and/or (v) changes in market price of the Common Stock. The Compensation and Incentives Committee of the Board of Directors must establish the applicable performance goals within the time period required for the compensation to qualify as performance-based under Code Section 162(m). The Bonus Plan also provides that the bonus paid to the CEO for any Bonus Plan year may not exceed three times the salary midpoint for the salary grade of the CEO, as determined by the Compensation and Incentives Committee prior to the beginning of such Bonus Plan year based on competitive data, including a survey of competitive companies; and the bonus paid to any of the other named executive officers for a Bonus Plan year may not exceed two times the salary midpoint (as of the beginning of such Plan year) for such officer's salary grade, as determined by the Committee prior to the beginning of such Plan year.

     Subject to stockholder approval of this proposal, 1999 goals approved under the Bonus Plan are based on after-tax profit levels of the Company and subdivisions thereof, as well as expense reduction levels and implementation of critical projects.

     Consistent with the requirements of Code Section 162(m), Proposal 2 seeks stockholder re-affirmation of the existing performance goals, as well as the provision regarding the maximum amounts payable, contained in the Bonus Plan, which were originally approved by stockholders in 1994.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

      PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to stockholder ratification, the firm of PricewaterhouseCoopers LLP has been appointed by the Board of Directors as independent accountants to audit the Company's books and records for fiscal 1999, upon recommendation of the Audit Committee. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                       PROPOSAL 4 -- STOCKHOLDER PROPOSAL

     The Massachusetts Laborers' Pension Fund, which states that it is the beneficial owner of 2,800 shares of Common Stock, has notified the Company that it intends to present a resolution for action by the stockholders at the Annual Meeting. The text of the resolution and the supporting statement submitted by the proponent are as follows:

     "RESOLVED, that shareholders of Kmart Corporation (the "Company") urge the Board of Directors to adopt a policy that no future or existing stock options for senior executives shall be granted or amended, as the case may be, unless the exercise price for such options is equal to or higher than the lowest exercise price for any stock option granted during the year immediately preceding the grant or amendment, as the case may be."

STOCKHOLDERS SUPPORTING STATEMENT

     "We believe that stock options should be used to reward superior performance and to align the interests of senior executives with those of shareholders. Re-pricing is the practice of lowering the exercise price for "underwater" stock options (stock options whose exercise price is above the market price of the company stock) or allowing such options to be exchanged for options with lower exercise prices.

     Over the last five years, the Company's stock performance has substantially lagged behind the S&P Retail Stores Index and S&P 500 Index. As a result of the significant decline in the Company's stock price, the Board at Kmart may feel pressure to re-price stock options granted to senior executives. Moreover, according to Institutional Shareholder Services (ISS), the Company adopted a Long-Term Equity Compensation Plan in March, 1997 which does not prohibit stock option re-pricing. The practice of stock option re-pricing rewards poor performance and divides the interests of senior executives from those of shareholders, who cannot "re-price" their stock.

     In recent years, many large institutional investors have opposed the practice of re-pricing. The State of Wisconsin Investment Board (SWIB) has filed nearly two dozen resolutions seeking to curb options re-pricing and has successfully convinced 16 companies to adopt a policy requiring shareholder approval of any future re-pricing. Institutional Shareholder Services, the nation's leading proxy voting firm, advises institutional investors to oppose re-pricing, calling it "the pre-eminent concern on the compensation front for shareholders." The Council of Institutional Investors has condemned re-pricing unless submitted to shareholders for approval.

     Compensation experts including Towers Perrin, WestWard Pay Strategies and Graef Crystal have also criticized re-pricing. Moreover, Crain's Business Journal recently warned in an editorial that re-pricing "will make a joke out of the shareholder rights movement. Stock options can't be doled out only when times are good -- and replaced when they're bad. CEOs, like other shareholders, must live with the rewards -- and risks -- of stock ownership."

     As reasonable shareholders, we understand that certain situations may justify re-pricing. In those situations, however, shareholders, not the board of directors, should serve as the final arbiters.

     We urge you to support this proposal.

KMART RESPONSE

THE BOARD OF DIRECTORS OPPOSES ADOPTION OF PROPOSAL 4.

     The Board believes that the interests of Kmart and its stockholders are best served by Kmart's existing stock option plans. These plans, which were approved by Kmart stockholders, provide that options cannot be granted at less than fair market value prices, that is, the average selling price of Kmart Common Stock on the date of grant. Kmart has never repriced options for its senior executive officers and has no intention of doing so. While the Company did allow an exchange of options held by middle management employees in 1996, including the Company's store managers, the exchange was based on a Black-Scholes option pricing model that resulted in a significant reduction in the number of options outstanding. As such, the exchange did not create any economic advantage for those who participated. This was a one-time event in the Company's 83-year history associated with a significant change in Company strategy and direction. Members of the Company's Management Executive Committee were specifically excluded from the 1996 exchange.

     While the proponents' discussion focuses on repricing of existing options, the proposal prohibits the Company from granting, as well as amending, an option unless the exercise price is equal to or higher than the lowest exercise price for any option granted during the immediately preceding year. Options are designed to align the interests of senior executives and other key employees with the interests of stockholders. The ability to grant options at current market price is a key component in attracting and retaining executives. The proposal could significantly reduce Kmart's ability to use this form of compensation to attract new executives to the Company.

     As Kmart stockholders are well aware, the Company has been in a turnaround situation during the past several years, and those turnaround efforts continue through the present. Any competitive company has a need to hire talented executives for key positions. Under this proposal, Kmart could be deprived of the ability to attract such executives through the granting of market-priced stock options. This could put Kmart at a competitive disadvantage with the other companies with which the Company must compete for executive talent.

     Also, while the Company's executives are highly motivated to improve earnings performance, which should in turn improve stockholder value, it is ultimately the stock market that determines share price. Under this proposal, a decline in market valuation affecting either the market at large or the broad retailing sectors in which Kmart competes could leave the Company unable to provide incentives to its current or new executives through the grant of market-priced stock options, again creating a competitive disadvantage with the Company's competitors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

                       PROPOSAL 5 -- STOCKHOLDER PROPOSAL

     The International Brotherhood of Teamsters, which states that it owns 290 shares of Common Stock, and the New York City Police Department Pension Fund, which states that it owns 321,000 shares of Common Stock, have notified the Company of their intention to present the following resolution for action at the Annual Meeting of Stockholders. The text of the resolution and the supporting statement submitted by the proponents are as follows:

     "RESOLVED, that pursuant to Section 450.1611 of the Business Corporation Act of the State of Michigan, the shareholders amend the Articles of Incorporation of Kmart, Inc. (sic) to eliminate the classification of directors of the Company. Article VII is amended as follows:

        Strike all but the first sentence of the first paragraph, and substitute:

           There shall only be one class of directors. All directors shall be elected annually, at the annual meeting of stockholders, beginning with the 2000 annual meeting of stockholders, except that any director elected to a longer term prior to enactment of this provision shall be permitted to serve out his term (unless removed earlier for cause).

        Strike the third paragraph in its entirety.

        Strike from the fifth paragraph the following, final phrase, "and such directors so elected shall not be divided into classes pursuant to this article."

STOCKHOLDERS' SUPPORTING STATEMENT

     Kmart's board is divided into three classes of directors serving staggered three-year terms. This means that an individual director faces elections only once every three years, and shareholders only vote on roughly one-third of the board each year.

     Generally, shareholders have grown increasingly opposed to classified board. In 1995, 60.5% of votes cast by Kmart's shareholders were cast for repeal of the classified board. Kmart did not take any action. In 1996, a majority of shareholders voting on the question again voted to repeal the classified board. The company engaged in expensive litigation, which they eventually lost, disputing the vote tally. They still chose to ignore shareholders wishes and did not declassify the board of directors. For that reason, we believe that shareholders must now demand, rather than urge, the repeal of the classified board.

     Although some companies continue to defend staggered boards as a guarantee of continuity, we think a better way to insure continuity is through director re-elections. When directors are performing well they routinely are reelected with majorities over 95%.

     A responsive, proactive and accountable board has never been more important for Kmart shareholders:

     Kmart has been included in this year's "Focus List" of underachieving companies issued by the Council of Institutional Investors, its third appearance since 1993.

     In Fortune's Most Admired Companies survey, Kmart was the least admired among all companies in the category of quality of products and services.

     By adopting annual elections, Kmart can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder prerogatives.

     We urge you to vote YES for this proposal."

KMART RESPONSE

THE BOARD OF DIRECTORS OPPOSES ADOPTION OF PROPOSAL 5.

     When classification of the Board of Directors was adopted at the 1986 Annual Meeting, the holders of 58% of the outstanding shares of the Company favored amending the Company's Articles of Incorporation to provide for a staggered board of directors where approximately one third of the directors are elected annually.

     The Board of Directors, as well as a majority of stockholders, have evidenced their belief that a classified board is in the best interests of the Company and its stockholders because classification ensures continuity in the composition of the board, assures that a majority of the directors have prior experience and in-depth knowledge of the Company and prevents sudden and disruptive changes in corporate policies by precluding election of an entirely new group of directors in a single year. In addition, a classified board affords the Company valuable protection against an unsolicited takeover unfavorable to stockholders by giving incumbent directors the time and leverage necessary to negotiate a more favorable and fair result or to consider appropriate alternate strategies, in order to more effectively represent the interests of all stockholders of the Company.

     In addition, the Company's Shareholder Rights Plan (a so-called "poison pill" plan) was redeemed following the 1995 Annual Meeting, and the Company, to the extent allowable, has elected out of the protections offered by Michigan anti-takeover statutes. Without a classified board, the Company will be limited in its ability to negotiate and explore alternatives so as to maximize stockholder value in the event of an unsolicited takeover. In considering this proposal, stockholders should be mindful of the Board's belief that, when faced with any unsolicited takeover proposal, stockholders of a company with a classified board should be in a stronger position to negotiate a price premium than stockholders of a company without a classified board. The reality of this concern is underscored by the fact that a significant number of unsolicited takeover attempts in the past several years have been accompanied by the pressure tactic of a proxy contest to remove and replace directors.

     The Board of Directors, which consists almost exclusively of independent, outside directors, is firmly committed to improving performance and enhancing stockholder value and does not believe that a staggered board in any way diminishes this commitment or the Board's accountability to stockholders.

     In considering the proposal's assertion that a majority of shareholders voting approved of declassifying the board in earlier elections, it is important to note that the 1998 stockholder proposal was approved by less than 31% of the outstanding shares of the Company, the 1996 stockholder proposal was approved by less than 29% of the outstanding shares of the Company and the 1995 stockholder proposal was approved by less than 41% of the outstanding shares of the Company. All votes were significantly less than the 58% of outstanding shares required by the Company's Articles of Incorporation to eliminate the classified board.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

                              CORPORATE GOVERNANCE

GUIDELINES ON SIGNIFICANT CORPORATE GOVERNANCE ISSUES

     These guidelines are being published in this Proxy Statement to inform stockholders of the Board's current thinking with respect to selected corporate governance issues considered to be of significance to stockholders. The guidelines are only guidelines and not rigid rules. The Board will continue to assess the appropriateness and efficacy of the guidelines and it is likely that changes to the guidelines will occur from time to time.

SELECTION AND COMPOSITION OF THE BOARD

     1. BOARD MEMBERSHIP CRITERIA

          The Nominating Committee periodically reviews (at least annually) the mix of skills, experience levels and backgrounds of present and potential Board members in light of anticipated needs.

     2. SELECTION AND ORIENTATION

          The Nominating Committee reviews qualifications of potential candidates and recommends director nominees to the full Board. The Nominating Committee may receive suggestions for candidates from individual Board members, including the CEO, as well as from stockholders of the Company. The Nominating Committee has adopted a policy regarding factors to be considered in selecting director nominees which include: the nominee's intelligence, judgment, foresight, personal character, experience and achievements; the overall composition of the Board; having a majority of independent directors on the Board; and representation of a diversity of backgrounds and expertise which are most needed and beneficial to the Board and the Company.

     3. EXTENDING THE INVITATION TO A POTENTIAL DIRECTOR TO JOIN THE BOARD

          The invitation to join the Board should be extended by the Board itself or by the Chairman of the Nominating Committee.

BOARD LEADERSHIP

     4. SELECTION OF CHAIRMAN AND CEO

          The Board should be free to make this choice any way that seems best for the Company at a given point in time. Therefore, the Board does not have a policy, one way or the other, on whether or not the role of the Chief Executive and Chairman should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.

     5. LEAD DIRECTOR CONCEPT

          The Company has no "lead outside director." If a meeting of outside directors concerns a Committee matter, the Committee chairperson would normally chair the meeting. Any member of the Board may act to convene the Board as necessary or desirable in the event the CEO is incapacitated.

     6. SIZE OF BOARD

          As of the date of the 1999 Annual Meeting, there will be 13 Kmart Board members. Management, the Board and the Nominating Committee have indicated that a size of 13-15 members is about right.

     7. MIX OF INSIDE AND OUTSIDE DIRECTORS

          On matters of corporate governance, the practice is to involve the full Board. The CEO is currently the only member of management on the Board. As of the date of the 1999 Annual Meeting, there will be 12 outside directors. There is no By-law on the number of outside directors on the Board; however, the By-laws limit membership on the Audit Committee, Compensation and Incentives Committee, Finance Committee and Nominating Committee to outside directors only (Article IV, Sections 2, 3 and 4).

     8. BOARD DEFINITION OF WHAT CONSTITUTES INDEPENDENCE FOR OUTSIDE DIRECTORS

          The Nominating Committee has adopted the following definition of "independent director" for purpose of evaluating director nominees: a director who is outside of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a Board member including, without limitation, any relationship that involves payments to a director from the Company other than compensation for services as a director.

     9. DIRECTORS WHO CHANGE THEIR PRESENT JOB RESPONSIBILITIES

          The Board has adopted a policy that any director who has a significant change in occupation, retires from principal employment or is unavailable for active participation due to health, change of residence or similar reason (except for short duration) shall submit an offer of resignation from the Board. Action on such conditional offer of resignation is by Board resolution, upon recommendation of the Nominating Committee.

     10. TERM LIMITS

          The Board has adopted a policy that (1) no outside director shall be nominated for re-election after having served four 3-year terms (disregarding partial terms), (2) no director shall be nominated for re-election at an annual stockholders meeting coinciding with or next following his or her 70th birthday and (3) inside directors (other than the CEO) shall retire on the date of their retirement or termination of employment.

     11. RETIREMENT AGE

          Outside directors must retire upon expiration of their term of office following their 70th birthday.

     12. BOARD COMPENSATION REVIEW

          The Company's Executive Vice President of Human Resources monitors director compensation in relation to other large U.S. companies on an ongoing basis and advises the Compensation and Incentives Committee if changes are appropriate. The Committee is also assisted as needed by an independent compensation consultant. Changes in Board compensation are approved by the Board, upon recommendation of the Compensation and Incentives Committee.

     13. EXECUTIVE SESSIONS OF OUTSIDE DIRECTORS

          Outside directors meet separately, or with the CEO, from time to time, as determined by the outside directors and/or CEO. This includes an evaluation of CEO performance at least annually.

     14. ASSESSING THE BOARD'S PERFORMANCE

          The Board regularly surveys its members to assess the Board's contribution as a whole and to specifically review areas in which the Board and/or management believes a better contribution could be made. The purpose is to increase the effectiveness of the Board, not to target individual Board members.

     15. BOARD INTERACTION WITH INSTITUTIONAL INVESTORS, THE PRESS, CUSTOMERS, ETC.

          The Board believes that management generally should speak for the Company. While individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with Kmart, it is expected that Board members would do this with the knowledge of management and, in most instances, at the request of management.

BOARD RELATIONSHIP TO SENIOR MANAGEMENT

     16. REGULAR ATTENDANCE OF NON-DIRECTORS AT BOARD MEETINGS

          The General Counsel and the Secretary are the only non-directors present at each Board meeting for its duration. The officers who compose the Management Executive Committee attend all meetings for operational, financial and related presentations. Other presenters attend on an invitation basis for their presentation(s).

     17. BOARD ACCESS TO SENIOR MANAGEMENT

          Board members have complete access to Kmart management. It is assumed that Board members will use judgment to be sure that this contact is not distracting to the Company and that such contact, if in writing, be copied to the CEO. Furthermore, the Board encourages management to, from time to time, bring managers into Board meetings who: (a) can provide additional insight into the items being discussed because of personal involvement in these areas, and/or (b) represent managers with future potential that senior management believes should be given exposure to the Board.

MEETING PROCEDURES

     18. SELECTION OF AGENDA ITEMS FOR BOARD MEETINGS

          The CEO, in consultation with the other Board members and members of management, establishes the agenda for each Board meeting. Each Board member is free to suggest the inclusion of item(s) on the agenda.

     19. BOARD MATERIALS DISTRIBUTED IN ADVANCE

          It is the sense of the Board that information and data that is important to the Board's understanding of the business be distributed in writing to the Board before the Board meets. Management will make every attempt to see that this material is as brief as possible while still providing the desired information.

     20. BOARD PRESENTATIONS

          As a general rule, presentations on specific subjects should be sent to Board members in advance so that Board meeting time may be conserved and discussion time focused on questions that the Board has about the material. On those occasions in which the subject matter is too sensitive to put on paper, the presentation will be discussed at the meeting.

COMMITTEE MATTERS

     21. NUMBER OF COMMITTEES

          There are currently five standing Board committees: Audit, Compensation and Incentives, Executive, Finance and Nominating. The Board may form, merge or dissolve a Committee as the Board determines, depending on circumstances.

     22. COMMITTEE ASSIGNMENT AND ROTATION

          The Board has adopted a three year tenure policy for Committee chairpersons unless it is determined in a particular instance that a longer tenure is in the best interests of the Board or the Company. Committee assignments are evaluated and rotated as appropriate at five year intervals or sooner if there is a change in Board membership. Under the Company's By-laws, membership on the Audit, Compensation and Incentives, Finance and Nominating Committees is limited to outside directors only. All Committee changes are approved by the Board, upon recommendation of the Nominating Committee.

     23. FREQUENCY AND LENGTH OF COMMITTEE MEETINGS

          Committee meetings are normally held on the day preceding, or the morning of, each regularly scheduled Board meeting. Committee meetings are scheduled a year in advance. Changes to the schedule are made as needed by the Committee chairperson in consultation with appropriate members of management.

     24. COMMITTEE AGENDA

          The chairperson of the Committee in consultation with the appropriate members of management will develop the Committee's agenda. A preliminary annual schedule of Committee agenda subjects is issued each year. The final agenda is set by the Committee chairperson in consultation with appropriate members of management prior to each meeting.

LEADERSHIP DEVELOPMENT

     25. FORMAL EVALUATION OF THE CHIEF EXECUTIVE OFFICER

          The Compensation and Incentives Committee has adopted a policy of reviewing the CEO's annual compensation and performance evaluation with all outside directors. The outside directors then meet with the CEO to discuss the evaluation. The evaluation is based on criteria such as performance of the business, accomplishment of long-term strategic objectives, development of management, etc. The evaluation is used by the Compensation and Incentives Committee in the course of its deliberations when considering the compensation of the CEO.

     26. SUCCESSION PLANNING

          The CEO meets annually with the outside directors to report on succession planning.

     27. MANAGEMENT DEVELOPMENT

          The CEO meets annually with the outside directors to report on management development.

                  OTHER BUSINESS/FUTURE STOCKHOLDER PROPOSALS

     The Board of Directors knows of no other matters to be voted upon at the Meeting. If any other matters properly come before the Meeting, including any proposal which was omitted in accordance with federal securities laws, it is the intention of the persons named in the enclosed Proxy Card to vote such proxy in accordance with their judgment on such matters.

     No person is authorized to give any information or to make any representation other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

     The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph, telex or internet and by directors, officers and regular employees of the Company. The Company has retained D.F. King to assist in the distribution of proxy solicitation materials at a cost of approximately $9,000 plus out of pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting materials to the beneficial owners.

     Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received by the Secretary of the Company on or before December 13, 1999 to be considered for inclusion in the proxy materials for that Meeting. In addition, the By-laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter or any director nomination to be properly presented at a stockholders meeting. Specifically, proposals of stockholders intended to be presented at the 2000 Annual Meeting (other than stockholder proposals set forth in the Company's proxy statement) must be received by the Secretary of the Company on or before February 16, 2000 unless the meeting is not held within eight days of May 16, 2000. In the latter case, if less than 100 days notice or public disclosure of the Annual Meeting date is given, the proposal must be received by the Secretary not later than the tenth day following the date notice or public disclosure of the Meeting date is given to stockholders.

     A copy of the Company's 1998 Annual Report on Form 10-K will be furnished without charge to any stockholder upon written request. All written requests should be directed to: Kmart Corporation, Investor Relations, 3100 West Big Beaver Road, Troy, Michigan 48084-3163.

                                 TICKET/PARKING
                                                                      3440-PS-99

[KMART LOGO]

         DIRECTIONS TO KMART CORPORATION ANNUAL MEETING OF STOCKHOLDERS

Detroit Opera House
1526 Broadway
Detroit, Michigan 48226
10:00 A.M., Tuesday, May 18, 1999

-------------------------------------------
Stockholder parking will be made available                 [MAP]
at no charge at the following parking
structures upon submission of the parking
voucher on the back of the proxy statement.
(See map at right.)                          *= Parking  Enter meeting via the
                                                         Madison Avenue entrance
                                                         to Detroit Opera House.
 - Detroit Opera House Garage
   1526 Broadway

 - Grand Circus Park Underground Garage
   Woodward at Adams
-------------------------------------------


             THE ANNUAL MEETING ADMISSION TICKET AND PARKING VOUCHER
                     ARE ON THE BACK OF THE PROXY STATEMENT

--------------------------------------------------------------------------------

                                KMART CORPORATION
          PROXY/VOTING INSTRUCTIONS FOR ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 1999

--------------------------------------------------------------------------------

        The signer(s) hereby appoint(s) Floyd Hall, Nancie W. LaDuke and Anthony
N. Palizzi, or any one of them, with power of substitution in each, proxies to vote all Kmart Corporation common stock of the signer(s) at the Annual Meeting of Stockholders to be held at the Detroit Opera House, 1526 Broadway, Detroit, Michigan 48226, on Tuesday, May 18, 1999 at 10:00 a.m. (local time), and at all adjournments thereof, on the matters indicated on the reverse side hereof and in their discretion on any other business that may properly come before such Meeting. IF THIS CARD IS SIGNED AND RETURNED WITHOUT VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, AND 3 AND VOTED AGAINST PROPOSALS 4 AND 5.

        Participants in the Kmart Retirement Savings and Deferred Compensation and Restoration Plans may vote their proportionate share of Kmart Corporation common stock in each Plan by signing and returning this card. IF THIS CARD IS SIGNED AND RETURNED WITHOUT VOTING INSTRUCTIONS, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED BY EACH PLAN TRUSTEE AS INDICATED IN THE PRECEDING PARAGRAPH. IF THIS CARD IS NOT RETURNED OR IS RETURNED UNSIGNED, SHARES WILL BE VOTED BY EACH PLAN TRUSTEE IN THE SAME PROPORTION AS THE SHARES FOR WHICH VOTING INSTRUCTIONS ARE RECEIVED FROM OTHER PARTICIPANTS IN EACH OF THE PLANS.

                                                                   ------------
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. |    SEE     |
                                                                  |REVERSE SIDE|
                                                                   ------------
                              THANK YOU FOR VOTING.

     [KMART LOGO]
     c/o  EquiServe
     P.O. Box 9398
     Boston, MA 02205-9398

                          VOTE BY TELEPHONE OR INTERNET
QUICK - EASY - COST-EFFECTIVE - AVAILABLE 24 HOURS A DAY - 7 DAYS/WEEK UNTIL 3 P.M. E.S.T., MAY 17, 1999

You may now vote your proxy 24 hours a day, 7 days a week, using either a touch-tone telephone or the Internet. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card.

VOTE BY PHONE:       CALL TOLL-FREE ON A TOUCH-TONE TELEPHONE 1-877-PRX-VOTE
                     (1-877-779-8683) OR CALL COLLECT ON A TOUCH-TONE TELEPHONE
                     1-201-536-8073.
                     You will be asked to enter the 14-digit CONTROL NUMBER located above your name and address in the lower left of this form. Then simply follow the instructions.

                                       OR

VOTE BY INTERNET:    POINT YOUR BROWSER TO THE WEB ADDRESS:
                     http://www.eproxyvote.com/km
                     You will be asked to enter the 14-digit CONTROL NUMBER located above your name and address in the lower left of this form. Then simply follow the instructions. You may also indicate if you would be interested in receiving future materials via the Internet.

                                       OR

VOTE BY MAIL:        Simply mark, sign and date your proxy card and return it
                     in the enclosed postage-paid envelope.

                    RECEIVE FUTURE MATERIALS VIA THE INTERNET

You may elect to receive future proxy and other materials over the Internet if you have an e-mail account and access to the Internet. To take advantage of this offer, please access http://www.econsent.com/km and then simply follow the instructions. Your consent will remain in effect unless it is withdrawn by calling, writing or e-mailing the Transfer Agent, EquiServe, at 1-800-336-6981; P.O. Box 8038, Boston, MA 02266-8038; or www.equiserve.com.
                                                                       DETACH
  IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL    HERE
                                YOUR PROXY CARD.
--------------------------------------------------------------------------------

/X/  (PLEASE MARK)
     VOTES AS IN
     THIS EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE VOTE FOR PROPOSALS 1, 2, AND 3.                 THE BOARD OF DIRECTORS RECOMMENDS A
                                                                                              AGAINST PROPOSALS 4 AND 5.
------------------------------------------------------------------------------------------------------------------------------------
                                    WITHHOLD
                              FOR   FROM ALL                          FOR  AGAINST  ABSTAIN                   FOR   AGAINST  ABSTAIN
1. Election of Directors                      Proposal 2:
   (01) James B. Adamson      / /     / /     Reaffirmation of        / /    / /     / /    Proposal 4:        / /    / /     / /
   (02) Stephen F. Bollenbach                 Performance Goals                             Stock Option
   (03) Floyd Hall                            under Annual Incentive                        Pricing Policy
   (04) Robert D. Kennedy                     Bonus Plan
   (05) William P. Weber                                                                    Proposal 5:
                                              Proposal 3:             / /    / /     / /    Elimination of
                                              Ratification of                               Classified Board
                                              Independent Accountants

------------------------------------------
If you do not wish your shares to be voted
"FOR" a particular nominee, write the
nominee(s) name above. Your shares will be
voted for the remaining nominee(s).
------------------------------------------------------------------------------------------------------------------------------------


 -                                                 -        ------------------------------------------------------------------------
|                                                   |
                                                            For Change Of
                                                            Address Mark Here                   If You Plan To Attend
                                                            And Note At Left.       / /         Meeting, Mark Here.     / /

                                                            ------------------------------------------------------------------------

                                                          RECEIPT IS HEREBY ACKNOWLEDGED OF THE KMART NOTICE OF MEETING AND PROXY
                                                          STATEMENT. IMPORTANT: Please sign exactly as your name or names appear on this Proxy. Where shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If the holder is a corporation, execute in full corporate name by authorized officer.


Signature                                    Date           Signature                                             Date
          ----------------------------------      ---------           -------------------------------------------      ------------
                                           PLEASE SIGN THIS PROXY AS NAME(S) APPEAR ABOVE.
